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Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated as of January 3, 2003, and is being entered into by and among USA INTERACTIVE, a Delaware corporation ("Acquiror"), RED WING, INC., a Michigan corporation and a wholly-owned Subsidiary of Acquiror ("Merger Sub"), ENTERTAINMENT PUBLICATIONS, INC., a Michigan corporation (the "Company"), and Carlyle-EPI Partners, L.P. ("Carlyle-EPI"), a Delaware limited partnership, solely in its capacity as the initial Holder Representative.

R E C I T A L S

        WHEREAS, Acquiror, Merger Sub, the Company, and Carlyle-EPI are parties to that certain Agreement and Plan of Merger, dated as of November 20, 2002 (the "Agreement");

        WHEREAS, the parties hereto desire to enter into this Amendment to amend the Agreement as set forth below;

        WHEREAS, pursuant to Section 13.9 of the Agreement, the Agreement may be amended or modified in whole or in part, by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to the Agreement; and

        WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  A.    FORM OF CONSIDERATION

        The second sentence of Section 1.3(a) of the Agreement shall be amended and restated in its entirety to read as follows:

    "In the event that Acquiror elects to pay any portion of the Stock Merger Consideration in cash rather than Acquiror Common Stock, on the Closing Date, the Cash Merger Consideration shall be increased by an amount equal to (i) the Stock Calculation Amount, multiplied by, (ii) the Cash Consideration Percentage multiplied by, (iii)  0.9484709294, and such additional amount shall be treated as additional Cash Merger Consideration for all purposes under this Agreement."

        [Signature Page follows]

        IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement and Plan of Merger to be duly executed and delivered by their authorized representatives as of the date first written above.

USA INTERACTIVE
By:	/s/ DANIEL C. MARRIOTT Name: Daniel C. Marriott Title: SVP
RED WING, INC.
By:	/s/ DARA KHOSROWSHAHI Name: Dara Khosrowshahi Title: President

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

ENTERTAINMENT PUBLICATIONS, INC.
By:	/s/ ALAN BITTKER Name: Alan Bittker Title: President and CEO

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

CARLYLE-EPI PARTNERS, L.P.
By:	TC Group, L.L.C., its General Partner
By:	TCG Holdings, L.L.C., its sole Managing Member
By:	/s/ PETER J. CLARE Name: Peter J. Clare Title: Managing Director

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

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  Exhibit 2.2
AMENDMENT TO AGREEMENT AND PLAN OF MERGER